Exhibit 10.3

September 13, 2004

Mr. Scott Marshall

Dear Scott:

Pending approval from our Board of Directors, Redback Networks Inc. (the “Company”) is pleased to offer and confirm your employment with the following terms and conditions:

A.	Position. You will serve in a full-time capacity as Senior Vice President of Product Management and Marketing, effective on or about Oct. 1, 2004. This position will report to Kevin DeNuccio, President and Chief Executive Officer.

B.	Compensation. You will be paid an annual salary of $325,000.00 payable in accordance with the Company’s standard payroll practices for salaried employees. You will also be paid a sign-on bonus of $100,000, payable within 30 days of your start date. In addition, you will be eligible to participate in an executive management bonus program under review by the Board of Director’s for 2005. You will receive a minimum bonus of 50% of your base salary or $162,500 for your first year of service. This bonus amount is guaranteed for the first year and will be paid out quarterly in accordance with the Company’s standard payroll practices for bonuses. This salary and bonus will be subject to adjustment pursuant to the Company’s employee compensation policies on a periodic basis. The Company intends to work with you to obtain temporary housing if or when you locate to San Jose.

C.	Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 325,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by Redback’s Board of Directors, or a committee of the Board, at the next appropriate Board of Director’s meeting, at close of the market. The option will be subject to the terms and conditions applicable to options granted under the applicable stock option incentive plan, as described in that plan and the applicable stock option agreement. You will vest in 25% of the option shares upon the signing of this letter, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

D.	Change in Control. In the event a Change in Control occurs (as defined by Redback’s 1999 Stock Incentive Plan) (i) you will have acceleration of 12 months vesting of your unvested options and (ii) if within 12 months following such Change in Control, either (A) your service with the Company is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature and scope of your service to the Company (including a material reduction in your employment responsibilities), you will receive 12 months of your base salary.

E.	Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement.

F.	Period of Employment. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

G.	Outside Activities. During the period that you will render services to the Company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed of the

Company, or any gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or the proposed business of the Company.

H.	Benefits. During your employment and if you work a minimum of 30 hours per week, you will be entitled to participate in and to receive benefits from all present and future medical, dental, vision, life insurance, accident and disability plans, and all similar benefits made available generally to employees of the Company. The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time.

I.	Entire Agreement. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings, oral or written, between you and the Company.

Scott, we believe you will make a significant contribution to the Company and hope you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by the Immigration Reform and Control Act of 1986, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your date of employment. The necessary documents and instructions are attached to enable you to complete them in the time allowed.

Redback conducts New Employee Orientations each Monday from 9:00 am to 12:00 p.m. at our 300 Holger Way, San Jose facility. This session is designed to welcome you to Redback and to provide tools and information that will enhance your ability to be successful in a short period of time. In addition, we will assist you in completing your initial paperwork and in selecting and enrolling in your employee benefits. You will be contacted by a member of our Human Resources staff prior to your start date to set up a plan to meet with you that day. If you are unable to attend this session, you can attend the following Monday.

Please inform me of your agreement with these terms no later than September 17, 2004 by signing and dating the enclosed duplicate original of this letter and returning it to me

Very truly yours,

Kevin A. DeNuccio
President and Chief Executive Officer
Redback Networks Inc.
AGREED AND ACCEPTED:

By

Date	START DATE

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